SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                  SCHEDULE 13G
                                ----------------



             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                 ATS Corporation
                                (NAME OF ISSUER)

                    Common Stock, par value $0.0001 per share
                         (TITLE OF CLASS OF SECURITIES)

                                    313833204
                                 (CUSIP NUMBER)

                                 March 29, 2007
             (Date of Event which requires Filing of this Statement)

                 Check the appropriate box to designate the rule
                    pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [x] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)






                              (Page 1 of 16 Pages)
------------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 313833204                      13G                  PAGE 2 of 16 Pages

--------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Partners Renewable Energy Fund, L.P.
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    375,000
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    375,000
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          375,000
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          1.74%
--------------------------------------------------------------------------------
    (12) TYPE OF REPORTING PERSON **
             PN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 313833204                      13G                  PAGE 3 of 16 Pages

--------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Partners Fund II, L.P.
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,245,600
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,245,600
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          1,245,600
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          5.79%
--------------------------------------------------------------------------------
    (12) TYPE OF REPORTING PERSON **
             PN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 313833204                      13G                  PAGE 4 of 16 Pages

--------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Partners Institutional Fund, L.P.
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    769,000
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    769,000
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          769,000
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          3.58%
--------------------------------------------------------------------------------
    (12) TYPE OF REPORTING PERSON **
             PN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 313833204                      13G                  PAGE 5 of 16 Pages

--------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Offshore Fund, Ltd.
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               British Virgin Islands
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    951,500
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    951,500
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          951,500
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          4.43%
--------------------------------------------------------------------------------
    (12) TYPE OF REPORTING PERSON **
             PN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 313833204                      13G                  PAGE 6 of 16 Pages

--------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Advisory Partners
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Connecticut
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,375,000
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,375,000
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          3,375,000
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          15.70%
--------------------------------------------------------------------------------
    (12) TYPE OF REPORTING PERSON **
             PN; IA
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 313833204                      13G                  PAGE 7 of 16 Pages

--------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Partners I
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Connecticut
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,389,600
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,389,600
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          2,389,600
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          11.11%
--------------------------------------------------------------------------------
    (12) TYPE OF REPORTING PERSON **
             PN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 313833204                      13G                  PAGE 8 of 16 Pages

--------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Philip J. Hempleman
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,375,000
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,375,000
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          3,375,000
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          15.70%
--------------------------------------------------------------------------------
    (12) TYPE OF REPORTING PERSON **
             IN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 313833204                       13G                 PAGE 9 of 16 Pages


ITEM 1(a).  NAME OF ISSUER:

            The name of the issuer is ATS Corporation (the "Company").

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            7915 Jones Branch Drive, McLean, Virginia 22102

ITEM 2(a).  NAME OF PERSON FILING:

         This statement is filed by:

         (i) Ardsley Partners Renewable Energy Fund, L.P., a Delaware limited partnership ("Ardsley Energy"), with respect to the shares of Common Stock, par value $0.0001 per share ("Common Stock") directly owned by it;
         (ii) Ardsley Partners Fund II, L.P., a Delaware limited partnership ("Ardsley II"), with respect to the shares of Common Stock directly owned by it;
         (iii) Ardsley Partners Institutional Fund , L.P., a Delaware limited partnership ("Ardsley Institutional"), with respect to the shares of Common Stock directly owned by it;
         (iv)       Ardsley  Offshore  Fund,  Ltd.,  a British  Virgin
                    Islands Corporation ("Ardsley Offshore"), with respect to the shares of Common Stock directly owned by it;
         (v) Ardsley Advisory Partners, a New York general partnership ("Ardsley") which serves as Investment Manager of Ardsley Offshore and the Investment Adviser of Ardsley Energy,
                    Ardsley II, Ardsley Institutional and certain managed accounts, with respect to the shares of Common Stock directly owned by Ardsley Offshore, Ardsley Energy, Ardsley II, Ardsley Institutional and the managed accounts;
         (vi) Ardsley Partners I, a New York general partnership ("Ardsley Partners") which serves as General Partner of Ardsley Energy; and
         (vii) Philip J. Hempleman ("Mr. Hempleman"), the Managing Partner of Ardsley and Ardsley Partners, with respect to the shares of Common Stock owned by Ardsley Offshore, Ardsley Energy, Ardsley II, Ardsley Institutional and the managed accounts.

                 The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

ITEM 2(b).  ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:

          The address of the business office of each of the Reporting Persons, with the exception of Ardsley Offshore, is 262 Harbor Drive, Stamford, Connecticut 06902.

          The address of the registered office of Ardsley Offshore is Romasco Place, Wickhams Cay 1, Roadtown Tortola, British Virgin Islands.

ITEM 2(c).  CITIZENSHIP:

          Ardsley Energy, Ardsley II and Ardsley Institutional are each a Delaware limited partnership. Ardsley Offshore is a British Virgin Islands Corporation. Ardsley and Ardsley Partners are New York general partnerships. Mr. Hempleman is a United States Citizen.

CUSIP No. 313833204                       13G                PAGE 10 of 16 Pages

ITEM 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, par value $0.0001 per share

ITEM 2(e).  CUSIP NUMBER:  313833204

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ] Broker or dealer registered under Section 15 of the Act

          (b) [ ] Bank as defined in Section 3(a)(6) of the Act


          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the
                  Act

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act

          (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d- 1(b)(1)(ii)(F)

          (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); see item 7

          (h) ( ) Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

If this statement is filed pursuant to Rule 13d-1(c), check the box. [X]

CUSIP No. 313833204                      13G                 PAGE 11 of 16 Pages

ITEM 4.   OWNERSHIP.

      A.  Ardsley Partners Renewable Energy Fund, L.P.
          (a) Amount beneficially owned: 375,000
          (b) Percent of class: 1.74%. (The percentages used herein and in the rest of Item 4 are calculated based upon the 21,502,454 shares of Common Stock issued and outstanding as per the Company's Form 10-Q filed on May 15, 2007.
          (c) (i)   Sole Power to vote or direct the vote: -0-
              (ii)  Shared power to vote or direct the vote: 375,000
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv)  Shared power to dispose or direct the disposition: 375,000

      B.  Ardsley Partners Fund II, L.P.
          (a) Amount beneficially owned: 1,245,600
          (b) Percent of class: 5.79%
          (c) (i)   Sole Power to vote or direct the vote: -0-
              (ii)  Shared power to vote or direct the vote: 1,245,600
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv)  Shared power to dispose or direct the disposition: 1,245,600

      C.  Ardsley Partners Institutional Fund , L.P.
          (a) Amount beneficially owned: 769,000
          (b) Percent of class: 3.58%
          (c) (i)   Sole Power to vote or direct the vote: -0-
              (ii)  Shared power to vote or direct the vote: 769,000
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv)  Shared power to dispose or direct the disposition: 769,000

      D.  Ardsley Offshore Fund, Ltd
          (a) Amount beneficially owned: 951,500
          (b) Percent of class: 4.43%
          (c) (i)   Sole Power to vote or direct the vote: -0-
              (ii)  Shared power to vote or direct the vote: 951,500
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv)  Shared power to dispose or direct the disposition: 951,500

      E.  Ardsley Advisory Partners
          (a) Amount beneficially owned: 3,375,000
          (b) Percent of class: 15.70%
          (c) (i)   Sole Power to vote or direct the vote: -0-
              (ii)  Shared power to vote or direct the vote: 3,375,000
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: 3,375,000

      F.  Ardsley Partners I
          (a) Amount beneficially owned: 2,389,600
          (b) Percent of class: 11.11%
          (c) (i)   Sole Power to vote or direct the vote: -0-
              (ii)  Shared power to vote or direct the vote: 2,389,600
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: 2,389,600

CUSIP No. 313833204                      13G                 PAGE 12 of 16 Pages

      G.  Philip J. Hempleman
          (a) Amount beneficially owned: 3,375,000
          (b) Percent of class: 15.70%
          (c) (i)   Sole Power to vote or direct the vote: -0-
              (ii)  Shared power to vote or direct the vote: 3,375,000
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv)  Shared power to dispose or direct the disposition: 3,375,000

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Ardsley, the Investment Manager of Ardsley Offshore and the Investment Adviser of Ardsley Energy, Ardsley II, Ardsley Institutional and certain managed accounts, shares the power to vote and direct the disposition of the proceeds from the sale of the shares of Common Stock owned by Ardsley Offshore, Ardsley Energy, Ardsley II, Ardsley Institutional and the managed accounts, and, accordingly, may be deemed the direct "beneficial owner" of such shares of Common Stock.

          Ardsley Partners, the General Partner of Ardsley Energy, Ardsley II and Ardsley Institutional, shares the power to vote and direct the disposition of the shares of Common Stock owned by Ardsley Energy, Ardsley II and Ardsley Institutional, and, accordingly, may be deemed the direct "beneficial owner" of such shares of Common Stock.

          Mr. Hempleman is the Managing Partner of Ardsley and Ardsley Partners and in that capacity directs their operations and therefore may be deemed to be the indirect "beneficial owner" of the shares of Common Stock owned by Ardsley Offshore, Ardsley Energy, Ardsley II, Ardsley Institutional and the managed accounts. Mr. Hempleman disclaims beneficial ownership of the Common Stock reported herein, other than the portion of such shares which relates to his individual economic interest in each of Ardsley Offshore, Ardsley Energy, Ardsley II and Ardsley Institutional.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY. Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          Not applicable.

ITEM 10.  CERTIFICATION.

      Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business, were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

CUSIP No. 313833204                      13G                 PAGE 13 of 16 Pages


                                    SIGNATURE

          After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED: as of May 21, 2007

                                    ARDSLEY PARTNERS RENEWABLE ENERGY FUND, L.P.
                                    BY:  ARDSLEY PARTNERS I,
                                         GENERAL PARTNER

                                    BY:/s/ STEVE NAPOLI
                                       ----------------
                                        Steve Napoli
                                        General Partner


                                    ARDSLEY PARTNERS FUND II, L.P.
                                    BY:  ARDSLEY PARTNERS I,
                                         GENERAL PARTNER

                                    BY:/s/ STEVE NAPOLI
                                       ----------------
                                        Steve Napoli
                                        General Partner


                                    ARDSLEY PARTNERS INSTITUTIONAL FUND, L.P.
                                    BY:  ARDSLEY PARTNERS I,
                                         GENERAL PARTNER

                                    BY:/s/ STEVE NAPOLI
                                       ----------------
                                        Steve Napoli
                                        General Partner


                                    ARDSLEY OFFSHORE FUND LTD.

                                    BY:/s/ NEIL GLASS
                                       ----------------
                                        Neil Glass
                                        Vice President


                                    ARDSLEY ADVISORY PARTNERS
                                    By:  ARDSLEY PARTNERS I
                                         GENERAL PARTNER

                                    BY:/s/ STEVE NAPOLI
                                       ----------------
                                         Steve Napoli
                                         General Partner

CUSIP No. 313833204                     13G                  PAGE 14 of 16 Pages

                                    ARDSLEY PARTNERS I

                                    BY:/s/ STEVE NAPOLI
                                       ----------------
                                        Steve Napoli
                                        General Partner

                                    PHILIP J. HEMPLEMAN, INDIVIDUALLY

                                    BY:/s/ STEVE NAPOLI*
                                       ----------------
                                          Steve Napoli
                                    As attorney in fact for
                                    Philip J. Hempleman


* Evidence of Power of Attorney was filed with the Schedule 13G/A filed on February 15, 2006 (Acc-no: 0000902664-06-000895) and is incorporated by reference into this filing.

CUSIP No. 313833204                      13G                 PAGE 15 of 16 PAGES


                                    EXHIBIT 1
               JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

          The undersigned  acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated as of May 21, 2007


                                    ARDSLEY PARTNERS RENEWABLE ENERGY FUND, L.P.
                                    BY:  ARDSLEY PARTNERS I,
                                         GENERAL PARTNER

                                    BY:/s/ STEVE NAPOLI
                                       ----------------
                                        Steve Napoli
                                        General Partner


                                    ARDSLEY PARTNERS FUND II, L.P.
                                    BY:  ARDSLEY PARTNERS I,
                                         GENERAL PARTNER

                                    BY:/s/ STEVE NAPOLI
                                       ----------------
                                        Steve Napoli
                                        General Partner


                                    ARDSLEY PARTNERS INSTITUTIONAL FUND, L.P.
                                    BY:  ARDSLEY PARTNERS I,
                                         GENERAL PARTNER

                                    BY:/s/ STEVE NAPOLI
                                       ----------------
                                        Steve Napoli
                                        General Partner


                                    ARDSLEY OFFSHORE FUND LTD.

                                    BY:/s/ NEIL GLASS
                                       ----------------
                                        Neil Glass
                                        Vice President

CUSIP No. 313833204                      13G                 PAGE 16 of 16 PAGES

                                    ARDSLEY ADVISORY PARTNERS
                                    By:  ARDSLEY PARTNERS I
                                         GENERAL PARTNER

                                    BY:/s/ STEVE NAPOLI
                                       ----------------
                                         Steve Napoli
                                         General Partner


                                    ARDSLEY PARTNERS I

                                    BY:/s/ STEVE NAPOLI
                                       ----------------
                                        Steve Napoli
                                        General Partner

                                    PHILIP J. HEMPLEMAN, INDIVIDUALLY

                                    BY:/S/ STEVE NAPOLI*
                                       ----------------
                                        Steve Napoli
                                    As attorney in fact for
                                    Philip J. Hempleman






* Evidence of Power of Attorney was filed with the Schedule 13G/A filed on February 15, 2006 (Acc-no: 0000902664-06-000895) and is incorporated by reference into this filing.